Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
NYMAGIC, INC.:

We consent to the incorporation by reference in the registration statement on Forms S-8 (Nos. 33-88342, 333-103018, 333-116091 and 333-153316) of NYMAGIC, INC. of our reports dated March 12, 2009, with respect to the consolidated balance sheets of NYMAGIC, INC. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of NYMAGIC, INC. and subsidiaries.

/s/ KPMG LLP
New York, New York
March 12, 2009